EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

TECHNE Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-37263, 333-88885, 333-49962 and 333-170576) on Form S-8 of TECHNE Corporation of our report dated August 29, 2011, with respect to the consolidated balance sheets of TECHNE Corporation and subsidiaries as of June 30, 2011 and 2010, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2011, and the effectiveness of internal controls over financial reporting as of June 30, 2011, which report appears in the June 30, 2011 annual report on Form 10-K of TECHNE Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota
August 29, 2011